EXHIBIT 99.1

NEWS	CONTACT:	Murray H. Gross, President & CEO
U.S. Home Systems, Inc.
214.488.6300 mgross@ushomesystems.com

Terri MacInnis, Dir. of Investor Relations
Bibicoff & Associates, Inc.
818.379.8500 terrimac@pacbell.net

U.S. HOME SYSTEMS EXPANDS RELATIONSHIPS WITH

THE HOME DEPOT — ADDS TEN NEW MARKETS FOR DECKS AND FOUR

NEW MARKETS FOR KITCHEN REFACING PRODUCTS AND SERVICES

AND

USA DECK SUBSIDIARY ENTERS INTO SUPPLY AGREEMENT WITH

UNIVERSAL FOREST PRODUCTS

DALLAS, TX., OCT. 6, 2004 — U.S. Home Systems, Inc. (NasdaqNMS: USHS) today announced that two of its subsidiary companies have expanded their respective agreements with The Home Depot® (NYSE: HD). The Company’s USA Deck subsidiary has added ten additional markets, primarily in the Midwest United States, in which USA Deck will sell, furnish and install wood deck systems to The Home Depot customers. USA Deck will begin offering its deck products to The Home Depot customers in the initial new market in January 2005 and expects the rollout in the other nine markets to be completed by year end 2005.

The Company also announced that USA Deck and Universal Forest Products (Nasdaq: UFPI) have mutually agreed to terminate their 2003 licensing agreement and have entered into a new supply agreement. The licensing agreement gave Universal the exclusive right to manufacture, market, sell and install USA Deck’s trademarked Designer Decks in certain geographical markets.

Under the new agreement with Universal, USA Deck has granted a limited license to Universal to manufacture pre-engineered component deck parts and related accessory products for USA Deck’s trademarked Designer Decks to support USA Deck’s rollout in the new markets.

The Company anticipates that the new arrangement with Universal will help facilitate USA Deck’s growth and will substantially reduce the capital outlay required to open additional deck operating facilities in new markets which USA Deck will enter in 2005. USA Deck currently operates deck manufacturing facilities in Woodridge, Virginia, Glen Mills, Pennsylvania, Westboro, Massachusetts and Bridgeport, Connecticut.

Dan Betts, President of USA Deck, said that, “We have taken key steps in the growth of our deck sales and installation business. As a result of our new supply agreement with Universal Forest Products, we will have access to the finished materials necessary to rollout our deck products in ten new markets without spending the time and financial resources necessary for us to build new manufacturing facilities in the new markets. We look forward to expanding our product distribution and to building market share in these new markets.”

- Continued -

HOME DEPOT EXTENDS DECK & KITCHEN AGMTS WITH USHS	PAGE TWO

U.S. Home also announced that its U.S. Remodelers subsidiary expanded its kitchen cabinet refacing service agreement with The Home Depot to add four additional markets in which U.S. Remodelers will sell, furnish and install its kitchen refacing products. U.S. Remodelers will begin offering its kitchen refacing products in these markets in the first quarter of 2005. U.S. Remodelers currently offers its kitchen refacing products and its custom designed bathtub liners, wall surrounds and other related products under The Home Depot At-Home Service brand in designated stores in California, Oregon, Washington, Colorado, Michigan and Minnesota.

Murray H. Gross, President and CEO of USHS said that, “Although we are very pleased with our expanded relationships with Universal and The Home Depot, we believe the accelerated expansion of our programs with The Home Depot will negatively impact our net income for the remainder of 2004 and first quarter 2005. The opening of new markets requires capital expenditures for facilities improvements, furniture and fixtures, engaging and training sales personnel and installers and funding operating losses during the initial operating period in the new markets. However, in spite of the short-term operating losses we expect to incur, we will continue to seek opportunities to expand our product offerings into new geographic markets.”

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products and provides financing services to customers of residential contractors throughout the United States. The Company’s home improvement products are marketed directly to consumers through a variety of media sources under nationally recognized brands, including The Home Depot® Cabinet Refacing, Century 21 Home Improvement, and under our brands, Facelifters and USA Deck-Designer Deck. The Company’s products lines include replacement kitchen cabinetry, kitchen cabinet refacing and countertop products utilized in kitchen remodeling, bathroom refacing and related products utilized in bathroom remodeling, wood decks and related accessories, replacement windows and patio doors. The Company manufactures its own cabinet refacing products, bathroom cabinetry and wood decks. The Company’s consumer financing business purchases retail installment obligations from residential remodeling contractors throughout the United States, including contracts originated by our own home improvement operations.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on a number of assumptions, including expectations for continued market growth and anticipated revenue levels. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. The Company’s ability to continue to grow sales and to expand geographically and through new products and acquisitions will be key to its success in the future. If the industry’s or the Company’s performance differs materially from these assumptions or estimates, U.S. Home Systems’ actual results could vary significantly from the estimated performance reflected in any forward-looking statements.

10/06/04	# # #